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Exhibit (a)(1)(b)
Emails from Thomas St. Dennis dated March 21, 2003

FROM:	Tom St. Dennis
SUBJECT:	Overview of the Stock Option Exchange Program
DATE:	March 21, 2003

        Today, I am happy to announce that we are offering employees in Austria, Canada, France, Germany, Japan, the United Kingdom and the United States a Stock Option Exchange Program. Stock options are a valuable motivation and retention tool and help align employee and stockholder interests. Many of the currently outstanding stock options held by our employees are "underwater" or "out-of-the-money." In other words, the exercise prices of the stock options are greater than the current market price of our common stock. Therefore, the Board of Directors has approved a Stock Option Exchange Program to provide eligible employees with incentives to continue to grow our business and participate in the resulting benefits.

        The Stock Option Exchange Program will allow eligible employees to exchange certain underwater stock options for new stock options that we will grant no earlier than the first business day that is six months and one day after the exchanged stock options are cancelled.

        Below is a summary of the main aspects of the Stock Option Exchange Program:

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  Eligible Options: All outstanding options held by eligible employees granted under eligible option plans with exercise prices equal to or greater than $11.00 per share are eligible to be exchanged for new options.

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  Exchange Ratio: The number of new stock options we will grant you depends on the exercise price of the stock options you are exchanging, as follows:

Exercise Price of Eligible Options	Number of Eligible Option Shares Exchanged	Number of New Option Shares to be Granted
$11.00 - $19.99	4	3
$20.00 - $29.99	2	1
$30.00 and above	3	1

    For accounting reasons, the few employees who received option grants on or after September 21, 2002, regardless of the exercise price, will be required to tender those options if you participate in the offer. We will replace these options with a new option for the same number of shares as the cancelled options.

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  Vesting: The new options will be vested to the same degree that the cancelled options were vested on the date we cancel the exchanged options, but will not reflect vesting during the period between the cancellation date and the new option grant date.

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  Exercise Price of the New Options: The exercise price of the new options will be equal to the closing price of Wind River common stock on the Nasdaq National Market on the trading day prior to the date on which we grant the new options (or as modified in accordance with the provisions of our option plan applicable to France). Since the new option grant date is in the future, we cannot predict the exercise price of the new options.

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  Term: The term of the new options will be five years, except in France, where the term of the new options will be six years.

        Securities and Exchange Commission regulations require that we have an offer period that gives you at least 20 business days to decide whether to participate in the Stock Option Exchange Program. At the end of the 20 business days, we will close the offer period and cancel the exchanged options that we accept for inclusion in the Stock Option Exchange Program. We expect the offer period to close at 5:00 p.m., Pacific time, on Thursday, April 17, 2003 and the exchanged options to be cancelled on April 18, 2003. Accounting regulations require us to wait a minimum of six months and one day from the cancellation date before we grant the new options in order to avoid recording a potentially significant compensation expense in our financial statements. Accordingly, we will not grant the new options until that period has passed, but we will grant the new options no later than November 30, 2003 (except in the case of employees who are on an authorized leave of absence at that time). Please note that the foregoing dates may change if we choose to extend the offer period.

        To be eligible, you must be an employee of Wind River in Austria, Canada, France, Germany, Japan, the United Kingdom or the United States (or be on an authorized leave of absence from one of those entities as of March 21, 2003) and remain an employee continuously until the date we grant the new options in order to receive new options. If you have been notified that your employment is terminating, whether as part of a lay-off or otherwise, or you have resigned, you are not eligible to participate in the Stock Option Exchange Program.

        As a result of United States wage and hour regulations, non-exempt employees in the United States will not be allowed to exercise their new options granted under the Stock Option Exchange Program until six months after the date we grant the new options. However, the new options will continue to vest during this period.

        The Stock Option Exchange Program is being made under the terms and subject to the conditions of an Offer to Exchange and the related Election Form and Withdrawal Form. In a separate email, I will be providing details regarding what you need to do if you wish to participate in the offer. These offer documents are posted on our intranet home page at http://internal.wrs.com and can also be accessed on the Securities and Exchange Commission's web site at www.sec.gov. You should carefully read all of these documents before you decide whether to participate in the offer.

        The Board of Directors is not making a recommendation as to whether you should participate in the offer. Participating in the offer involves risks that are discussed in the Offer to Exchange.

        Participation in this offer is completely voluntary. If you choose not to participate, you will retain your current options under their current terms and conditions. We recommend that you speak with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the Stock Option Exchange Program.

From:	Tom St. Dennis
Subject:	Mechanics of the Stock Option Exchange Program
Date:	March 21, 2003

        Earlier today, you received an email from me announcing the voluntary Stock Option Exchange Program. This program provides eligible employees the opportunity to cancel certain of their "underwater options" in exchange for new options to be granted at least six months and one day after the existing options are cancelled.

        The Stock Option Exchange Program is being made subject to the terms and conditions of an Offer to Exchange, which is included in the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission today. The following documents are available for review and download on our intranet home page at http://intranet.wrs.com:

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  the Offer to Exchange, including the following sections—

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  Frequently Asked Questions ("FAQs");

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  Risks of Participating in the Offer;

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  the terms and conditions of the Offer to Exchange;

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  the Schedules to the Offer to Exchange, including financial information and international tax disclosure;

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  my emails announcing the Stock Option Exchange Program;

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  the Election Form;

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  the Withdrawal Form;

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  the Employee Presentation (in Powerpoint);

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  a "calculator," with instructions; and

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  the full Tender Offer Statement, as filed with the SEC.

        Paper copies of all of these documents are available by email request to optionexchange@windriver.com or by calling the Option Exchange Help Line at (510) 749-2995.

        The Human Resources Department will be hosting meetings during the offer period to discuss the Stock Option Exchange Program. Please plan to attend one of these meetings—look for emails announcing the locations, dates and times.

        We have tried to anticipate many of the questions you may have regarding the Stock Option Exchange Program and have included those questions and answers as part of the Offer to Exchange in the FAQs section.

        As I mentioned above, we are also making available on our intranet home page a "calculator" that you can use to run various "what if" scenarios to see how the Stock Option Exchange Program may affect you. If you want to review your stock option grant history:

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  log onto ETrade's Optionslink website at www.optionslink.com; or

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  refer to your Personnel Option Status report, which is being delivered to you by interoffice mail.

        An individual Election Form will also be distributed to you by interoffice mail during the next few weeks. To participate in the Stock Option Exchange Program, you must properly complete and sign your Election Form and return it to Pam Sheridan before the offer expires at 5:00 p.m., Pacific time, on Thursday, April 17, 2003 by fax at (510) 749-2944, by hand delivery at office B3081 in Alameda or by United States or international mail to Pam Sheridan, Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501, U.S.A. If Pam Sheridan has not RECEIVED your properly completed and signed Election Form before the time and date the offer expires, you will have rejected this offer and you will keep your current options.

        Please carefully read all of the offer documents. My emails are introductions to the offer, but do not detail all the terms and conditions that apply. If you have any questions about the Stock Option Exchange Program, please send an email to optionexchange@windriver.com or call the Option Exchange Help Line at (510) 749-2995.

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  Exhibit (a)(1)(b) Emails from Thomas St. Dennis dated March 21, 2003